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                                                                    Exhibit 11
                                                                    ----------


                                     CML GROUP, INC. AND SUBSIDIARIES
                                 COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                    Year Ended July 31,
                                                     ---------------------------------------------------
                                                          1996              1995                1994
                                                          ----              ----                ----
Primary earnings (loss) per share:

Weighted average number of shares outstanding:

Common                                                   49,234,007        49,659,991          50,468,396
Shares deemed outstanding from
   the assumed exercise of stock
   options and a warrant and from
   deferred compensation awards                             409,309           721,727           1,122,362
                                                     --------------      ------------        ------------

   Total                                                 49,643,316        50,381,718          51,590,758
                                                     ==============      ============         ===========


Net income (loss)                                    $(100,424,000)      $(18,920,000)        $51,719,000
                                                     ==============      ============         ===========

Primary earnings (loss) per share                           $(2.04)            $(0.38)              $1.00
                                                            =======            ======               =====

Fully diluted earnings (loss) per share:

Weighted average number of shares outstanding, as
   above                                                 49,643,316        50,381,718          51,590,758
Shares deemed outstanding from
   the assumed conversion of
   convertible subordinated
   debentures                                             1,604,877         1,919,411           2,218,649
Additional shares deemed
   outstanding from the assumed
   exercise of stock options                                 27,529            10,651              26,855
                                                     --------------      ------------        ------------

   Total                                                 51,275,722        52,311,780          53,836,262
                                                     ==============      ============        ============

Additional income from the
   elimination of the interest cost of
   the convertible subordinated
   debentures, net of income tax effect              $    1,565,397      $  1,821,709        $  2,134,000

Fully diluted earnings (loss) per share                     $(2.04)            $(0.38)              $1.00
                                                            =======            =======              =====


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